EXHIBIT 10.1

FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Amendment”), effective as of April 1, 2016 (the “Effective Date”), by and between Western Capital Resources, Inc. (“Company”) and John Quandahl (“Executive”).

WHEREAS, Company and Executive are parties to that certain Amended and Restated Employment Agreement dated as of April 1, 2013 (the “Original Agreement”); and

WHEREAS, the parties desire to amend the Original Agreement to, among other things, extend the Term of the Original Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Amendments.

a.           Introduction. Paragraph A in the Introduction of the Original Agreement is hereby deleted in its entirety and replaced with the following paragraph:

“The Company engages in the business of (i) short term consumer finance, including without limitation, payday and title lending, check cashing, prepaid debit cards and pawn services (the “Consumer Finance Business”); (ii) retail sale of new and used wireless phones, plans and accessories, including without limitation, phone flashing and related activities (the “Wireless Phone Business”); (iii) franchised printing and copying services (the “Franchised Printing Business”); (iv) retail sale of home and garden products (the “Home and Garden Business”); and (v) retail sale of restoration hardware products (the “Restoration Products Business”, and collectively, the “Business”).”

b.           Compensation.

(i)          The reference in Section 3.1 of the Original Agreement to “$246,000” in the definition of Base Salary is hereby deleted and replaced with “$300,000”.

(ii)         Section 3.2 of the Original Agreement is hereby deleted in its entirety and replaced with the following provision:

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“Executive shall be eligible for an annual performance-based cash bonus (the “Annual Bonus”). The Annual Bonus for a given year shall be based upon an “EBITDA Target” established by the Board on an annual basis (and reasonably agreeable to Executive) prior to the conclusion of the first quarter of each fiscal year commencing with fiscal year 2016. The Annual Bonus will be payable in connection with an “Annual Bonus Pool” that the Board will establish, under which Executive and certain other key executives or management-level employees identified by Executive and reasonably acceptable to the Board will be eligible to participate and receive performance-based bonuses similar to Executive’s Annual Bonus hereunder. Each year during the Employment Term, Executive’s share of payments from the Annual Bonus Pool, if any, will be reasonably determined by the Board based upon the number of participants in the Annual Bonus Pool but shall be in an amount to be determined by the Executive up to a maximum of 40% of the Annual Bonus Pool. Under the Annual Bonus Pool, (a) if the Company’s Actual EBITDA for a calendar year (as defined below) is 85%-100% of the applicable EBITDA Target, then the Annual Bonus Pool will equal 7.5% of Actual EBITDA; (b) if Actual EBITDA is less than 85% of the applicable EBITDA Target, then the Annual Bonus Pool will be zero and no bonuses (including the Annual Bonus for which Executive is eligible) will be paid; and (c) if Actual EBITDA exceeds the applicable EBITDA Target, then the Annual Bonus Pool will equal 7.5% of that portion of the Actual EBITDA equaling the EBITDA Target, and 15% of that portion of the Actual EBITDA exceeding the EBITDA Target. Payments under the Annual Bonus Pool, including Executive’s Annual Bonus, will be payable only if (i) budgeted working capital and capital expenditure targets and thresholds approved by the Board in the Company’s annual budget or on or prior to the conclusion of the first quarter of each fiscal year are fully achieved; and (ii) an audit of the Company’s financial statements has been performed and establishes that Executive (and any other participants in the Annual Bonus Pool) is eligible to receive such payments. The Company’s payment of the Annual Bonus, if any, will be subject to standard deductions and withholdings by the Company. As used herein, “Actual EBITDA” shall mean, for any 12-month fiscal year period, an amount equal to the sum of the amounts for such period, for Company’s Consumer Finance Business and Wireless Business, as applicable, of (a) net income, plus (b) interest expense, plus (c) provisions for taxes based on income, plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) any management fees payable to Blackstreet Capital Management, LLC. For the avoidance of doubt, Actual EBITDA shall not include any such EBITDA of Company’s Franchised Printing Business, Home and Garden Business, Restoration Business or any other business lines or divisions which the Company may acquire or engage in at any time after the date hereof.”

c.           Extension of Term. The first sentence of Section 7 of the Original Agreement is hereby deleted in its entirety and hereafter replaced with the following sentence:

“This Agreement will begin on the date first written above and shall continue until April 1, 2019.”

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2.             No Further Amendment. Except as expressly amended hereby, all of the terms, conditions and provisions of the Original Agreement shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Original Agreement or First Amendment or any of the documents referred to therein.

3.             Effect of Amendment. This Amendment shall form part of the Original Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Original Agreement shall be deemed a reference to the Original Agreement as amended hereby.

4.             Construction. Capitalized terms used but not defined herein shall have the meaning set forth in the Original Agreement.

5.             Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law. By the execution and delivery of this Amendment, the Company and Executive submit to the personal jurisdiction of any state court in Delaware or federal court having jurisdiction over Delaware in any suit or proceeding directly or indirectly arising out of or relating to this Amendment, any document executed in connection herewith. The Company and Executive hereby expressly and irrevocably (a) submits and consents to the non-exclusive jurisdiction of any such court in any such suit, action, or proceeding, hereby waiving personal service of the summons and complaint, or other process or papers issued therein, (b) hereby waives, to the fullest extent permitted by law, any objection such party may have to the venue of any such suit, action or proceeding, (c) hereby irrevocably waives the defense of an inconvenient forum to the maintenance of such suit, action, or proceeding, and (d) further agrees that a final judgment in any such suit, action, or proceeding brought in any such court or tribunal will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

6.             Waiver of Jury Trial; Dispute Resolution: Attorneys’ Fees. Each party hereto waives its right to a jury trial of any claim or cause of action arising out of or based upon this Amendment. This waiver is a material inducement for both parties to enter into this Amendment. Each party has reviewed this waiver with its counsel. Any dispute under this Amendment shall be resolved by arbitration conducted in Washington, D.C., in accordance with the Commercial Arbitration Rules of the American Arbitration Association which rules are incorporated by reference into this clause. A single arbitrator shall be chosen by mutual agreement of the parties. If the parties cannot agree on a single arbitrator, then the arbitration shall be conducted by 3 arbitrators whereby each party shall choose 1 arbitrator and those 2 arbitrators shall select a third arbitrator. The arbitration shall be conducted in a single hearing, and the arbitrator(s) shall render his/her/their decision within a reasonable time after the conclusion of the hearing. With regard to any arbitration or other proceeding filed or brought by any of the parties against another party, the Prevailing Party (defined below) shall be entitled to recover all of its reasonable costs and expenses incurred in connection with such dispute, including expenses, court costs, witness fees and legal and accounting fees. The term “Prevailing Party” means that party whose position is substantially upheld in a final judgment rendered in such proceeding. The decision of the arbitrator(s) shall be final and nonappealable. Judgment upon any decision rendered by the arbitrators may be entered by any court having jurisdiction.

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7.             Counterparts, Facsimile Signature. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Amendment will become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Amendment may be delivered by facsimile or electronic delivery (i.e. by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

8.             Assignability. Executive shall not, without the prior written consent of Company, assign, transfer, or otherwise convey this Amendment or any right or interest herein.

9.             Interpretation. The parties hereto acknowledge and agree that each party and its counsel has reviewed and negotiated the terms and provisions of this Amendment and have contributed to its revision and that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Amendment.

10.           Notices. All notices hereunder shall be in writing, shall be delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or by express or other delivery service, if to Executive, to his attention at the address set forth below and, if to Company, to the attention of the Board at the address set forth below. All notices hereunder shall be deemed effective when received as set forth above. No notice shall be effective if given otherwise than as provided herein.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this First Amendment as of the date(s) indicated below, and effective as of the Effective Date.

COMPANY:

WESTERN CAPITAL RESOURCES, INC.

By:	/s/ Lawrence S. Berger
Name:	Lawrence S. Berger
Title:	Chairman
Date signed:	6/21/2016

EXECUTIVE:

/s/ John Quandahl
John Quandahl
Date signed:	6/21/2016

Notice Address:

10602 Ridgemont Circle
Omaha, NE 68136
(402) 706-6742 (phone)

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